Exhibit 99.1

For Immediate Release	Contact Information
Monday, March 20, 2006	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

The Exploration Company to Present at Howard Weil Conference

     SAN ANTONIO -- March 20, 2006 -- The Exploration Company (Nasdaq:TXCO) today announced President and CEO James E. Sigmon and Vice President-Capital Markets Roberto R. Thomae will present at the 34th annual Howard Weil Energy Conference, set for March 19-23 in New Orleans. A copy of the conference presentation is available on the Company's Web site at http://www.txco.com/presentation.html.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin of Southwest Texas. The Company has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. Its business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Capital Market under the symbol "TXCO."

     More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended Dec. 31, 2005. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge upon request from the Company.

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